EXHIBIT 23.01

                             CONSENT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
European Micro Holdings, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-69215) of our report dated August 24, 2000 except as to notes 3, 9, and 10, which are as of October 5, 2000, relating to the consolidated balance sheets of European Micro Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of European Micro Holdings, Inc.

/s/ KPMG

Nashville, Tennessee
October 9, 2000